                                                                    EXHIBIT 10.6


                             DONALD W PROSSER, PC
                              SERVICES AGREEMENT


     AGREEMENT made this 1st day of November 2000, between Donald W Prosser, PC, hereinafter referred to as DWP and NetCommerce, Inc. and it Subsidiaries, hereinafter referred to as the Companies.


                             Purpose of Agreement
                             --------------------

1. The purpose of this Agreement is to state the terms and conditions under which DWP will provide audit management, CFO and SEC services, bookkeeping and accounting services, income tax advice and tax strategy services for the Companies.

                               Services Provided
                               -----------------

2. DWP will provide the following audit management, CFO and SEC services, bookkeeping and accounting services, and income tax advice and tax strategy services for the Companies. DWP will supervise all accounting and audit needs, will provide all SEC filings and related review, will provided income tax planning, strategy, retirement planning and other related income tax services on an as need basis.

                               Completion Times
                               ----------------

3. DWP will furnish the completed work to the Companies at times to be mutually agreed upon. Delivery schedules will be predicated on normal working conditions, however, are subject to adjustments at any time in the event of causes beyond the control of DWP or the Companies. The work will be preformed on a quarterly basis for income taxes services and before and after the Companies fiscal year-ends for accounting and audit related services.

                            Property of the Company
                            -----------------------

4. All documents, research, written materials and any other supporting items used in the work performed by DWP for the Companies shall be the property of the Companies, provided that the compensation due DWP for the services rendered has been paid in full by the Companies.

                             Storage of Materials
                             --------------------

5. Hard copy documents, floppy disks, research materials and any other materials related to the work done for the Companies by DWP, if stored by DWP, will be so stored at the sole risk of the Companies. No obligation or liability of any type is assumed by DWP with regard to the aforesaid materials.

                                Confidentiality
                                ---------------

6. All statistical, financial and personal data relating to the business of the Companies, which are confidential and clearly designated as such, will be held in the strictest of confidence by DWP, its principals and employees. However, the foregoing obligation does not apply to any data that have become publicly available and rightfully obtained from third parties. DWP is obligated to keep confidential any concepts, technical information, trade secrets or any other information considered or deemed "proprietary" by the Companies during the term of this Agreement.

                            DWP's Responsibilities
                            ----------------------

7. DWP will use due care in processing the work of the Company, but will be responsible only to the extent of correcting any errors, which are due to computer hardware or software malfunctions, operators or programmers of DWP. Such situations will be corrected for the Companies at no additional charge to the Companies, provided it was a result of acts of DWP. The liability of DWP with respect to this Agreement shall, in any event, be limited to the total compensation for the services provided under this Agreement, and shall not include any contingent liability.

                                 Compensation
                                 ------------

8. The Companies shall pay DWP compensation for services rendered in accordance with the negotiated and established rates and minimums of DWP in effect at the time the services are rendered, or on an agreed upon "per-project" rate. The following is the compensation schedule for services rendered by DWP to the
Companies: The fees for other work range from $ 225 to $ 275 per hour. The initial project will be for CFO and SEC services and accounting and bookkeeping services. Paid at the rate of $3,125 on the 1st and the 16th of each month with a minimum of three months. The Company will pay up to 1,500,000 shares of unrestricted stock in addition to the above compensation.

                               Term of Agreement
                               -----------------

9. The term of this Agreement shall commence on the 1st day of November, 2000 and shall continue in full force and effect, terminating when the specific project is completed to the satisfaction of both parties, but no longer than one year from the date of this agreement. However, the relationship and/or specified tasks can be renewed at any time over this one-year agreement term. Either party may terminate this agreement with thirty- (30) days written notice, provided that equal consideration has been or will be given.

                         Consideration and Conditions
                         ----------------------------

10. The overall compensation for this Agreement and relationship, as well as its timely delivery, are based on specifications and information provided by the Companies to DWP. Any changes in stated specifications by the Companies may result in an adjustment in consideration from the Companies to DWP. Moreover, there may be a need to reevaluate and change scheduled delivery dates.

                        Non-Interference Understanding
                        ------------------------------

11. The Companies acknowledges that any third-party entities working with or for DWP may have been independently obtained before, during or after the date of this Agreement. Hence, the Companies shall not employ, or attempt to employ, any other business management consultants or companies offering the same services without prior DWP approval. DWP agrees to allow the Companies to pursue and employ any of the above employees once the DWP Service Agreement has expired.

                           Attorney's Fees and Costs
                           -------------------------

12. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          Governing Law, Entirety of Agreement and Partial Invalidity
          -----------------------------------------------------------

13. The laws of the state of Texas shall govern this Agreement. It constitutes the entire agreement between the parties regarding its subject matter. If any provision in this contract is held by any court to be invalid or unenforceable, the remaining provisions shall nevertheless continue in full force.

This Agreement is executed at the offices of Netcommerce, Inc. on the day and year first above written.


Donald W Prosser P.C.:      Netcommerce, Inc.:
Donald W Prosser            Mark Lindberg




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Signature                      Signature